Exhibit 99.1

Intrawest Reports Fiscal 2015 First Quarter Results

- Season Pass and Frequency Product Sales Up 20% versus Prior Year -

- Completes Acquisition of Remaining 50% Interest in Blue Mountain Ski Resort -

- Reaffirms Fiscal 2015 Guidance -

Denver, Colorado, November 10, 2014 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three months ended September 30, 2014.

First Quarter Highlights

•	Net loss attributable to Intrawest Resorts Holdings, Inc. improved to $51.0 million from $122.0 million in the first quarter of fiscal 2014.

•	Adjusted EBITDA loss was $20.1 million versus a loss of $17.0 million in the same period in the prior year.

•	Sales of season pass and frequency products for the upcoming 2014/2015 ski season were up approximately 14% in units and 20% in sales dollars through November 2, 2014 versus the same time last year.

•	Advanced lodging bookings were up approximately 8% for the upcoming ski season and approximately 20% for the Christmas holiday through November 2, 2014 versus the same time last year.

•	Canadian Mountain Holidays (“CMH”) winter guest night sales were up approximately 9% through November 2, 2014 versus the same time last year, driven primarily by a shift in demand to more premium priced products.

•	Company reaffirmed guidance for Fiscal 2015.

“We are excited about the upcoming 2014/2015 ski season and look forward to realizing the benefits of owning 100% of Blue Mountain Ski Resort. This season also marks the opening of the new Lunch Rock restaurant at Winter Park, which builds upon the success of last year’s launch of the Four Points restaurant at Steamboat and demonstrates our continued commitment to investing in high return projects that deliver value to our guests,” stated Bill Jensen, Chief Executive Officer. “Season pass and frequency product sales continue to pace well ahead of the prior year, both in units and price. This growth is largely driven by our Colorado season pass products, both multi-mountain and resort specific season passes. We believe the significant growth in our Colorado products demonstrates the value of our offerings and the benefits of our strategic alliances, as guests commit to skiing at our resorts prior to the start of the season. As we look ahead to our two most important quarters, our team is prepared to build upon the success of last season and to continue to deliver memorable experiences to all of our guests.”

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Blue Mountain Ski Resort Acquisition Update

The Company acquired the remaining 50% of Blue Mountain Ski Resort (“Blue Mountain”) on September 19, 2014. The Company financed the acquisition and related transaction expenses with incremental term loan proceeds and existing cash, and the Company expects the acquisition to contribute between $6 and $8 million of incremental cash flow.

Prior to the acquisition, Blue Mountain was accounted for under the equity method. The fiscal 2015 first quarter includes 50% of Blue Mountain EBITDA from July 1, 2014 to September 18, 2014, and 100% of Blue Mountain results including revenue and EBITDA for the 12 days from September 19 to September 30, 2014.

Three Months Ended September 30, 2014

Consolidated Results

Consolidated revenue was $74.4 million for the three months ended September 30, 2014 as compared to $80.6 million in the prior year period. The change in consolidated revenue was due to an $11.0 million decrease in Legacy, non-core and other revenue related to non-core real estate sales in the prior year period, partially offset by a $4.8 million increase in total reportable segment revenue. Revenue was also impacted by an unfavorable foreign currency translation adjustment of $2.1 million.

Total Adjusted EBITDA loss was $20.1 million for the three months ended September 30, 2014 compared to $17.0 million in the prior year period. The increase in total Adjusted EBITDA loss was primarily attributable to higher corporate costs related to strengthening our public company infrastructure and a reduction in ancillary aviation services.

Net loss attributable to Intrawest Resorts Holdings, Inc. was $51.0 million, or $1.13 per diluted share, for the first quarter 2015 as compared to $122.0 million, or $2.91 per diluted share, in the prior year period. The improvement in the net loss in the three months ended September 30, 2014 compared to the prior year period was primarily attributable to a significant reduction in interest expense as a result of the restructuring and refinancing that occurred in December of fiscal 2014.

Mountain Segment

Mountain revenue grew $3.0 million, or 9.0%, to $36.3 million for the three months ended September 30, 2014 from $33.3 million in the prior year period. The increase was primarily due to increased Lodging, Food and Beverage and Retail and Rental revenues. The $1.2 million Lodging revenue increase was primarily attributable to revenue realized from owning 100% of Blue Mountain and higher revenue per available room, or RevPAR, at Tremblant and Stratton. The $1.0 million Food and Beverage revenue increase was attributable to revenue realized from owning 100% of Blue Mountain and increased group business, including weddings and banquets, primarily at Steamboat and Winter Park. The $0.6 million increase in Retail and Rental revenue was due to increased mountain bike rentals and sales and the timing of certain annual summer sales.

Mountain Adjusted EBITDA loss increased $1.9 million, or 8.6%, to $24.0 million for the three months ended September 30, 2014 from $22.1 million in the prior year period. Mountain Adjusted EBITDA loss increased primarily due to higher corporate costs related to being a public company.

Adventure Segment

Adventure revenue was $22.6 million for the three months ended September 30, 2014 compared to $22.6 million in the prior year period. Revenue increased primarily due to an increase in helicopter maintenance, repair and overhaul services (“MRO”) as a result of our acquisition of an additional MRO facility in the prior year period as well as an increase in revenue from our interest in Alpine Helicopters, Inc. These increases were offset by lower CMH revenue and decreased US firefighting revenue. CMH revenue decreased $1.1 million as the Company operated one lodge for summer operations in the three months ended September 30, 2014 versus two lodges in the three months ended September 30, 2013 in order to remodel the Bugaboo Lodge.

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Adventure Adjusted EBITDA was $2.1 million for the three months ended September 30, 2014 compared to $3.7 million in the prior year period. The reduction in Adventure Adjusted EBITDA in the first quarter of fiscal 2015 compared to fiscal 2014 was primarily due to decreased U.S. firefighting revenue.

Real Estate Segment

Real Estate revenue was $15.1 million for the three months ended September 30, 2014 compared to $13.3 million in the prior year period. Real Estate revenue increased primarily due to $1.5 million at IRCG, the Company’s vacation club business. For sales of IRCG vacation club products where the Company provides financing, revenue recognition is deferred until the Company receives an executed agreement and a minimum down payment equal to 10.0% of the purchase price plus the fair value of certain sales incentives provided to the purchaser. In the three months ended September 30, 2014, the Company experienced an increase in payments on financed sales as compared to the three months ended September 30, 2013, which increased the amount of revenue recognized. In addition, Real Estate revenue increased $0.6 million due to higher occupancy at the Westin Monache, located in Mammoth Lakes, California.

Real Estate Adjusted EBITDA was $1.7 million for the three months ended September 30, 2014 compared to $1.5 million in the prior year period.

Constant Currency

Where the Company discusses the impact of foreign currency translation adjustments, the impact is calculated on a constant U.S. dollar basis and is considered a non-GAAP measure. The calculation uses constant U.S. dollar amounts by applying the prior period monthly average exchange rates to the current comparable period.

Fiscal 2015 Outlook

For the full fiscal year 2015, the Company expects:

•	Total Reportable Segment Revenue to be in the range of $570 million to $595 million*

•	Mountain Segment Revenue to be in the range of $418 million to $434 million

•	Adventure Segment Revenue to be in the range of $97 million to $101 million

•	Real Estate Segment Revenue to be in the range of $55 million to $60 million

•	Total Segment Adjusted EBITDA to be in the range of $111 million to $116 million*

•	Mountain Adjusted EBITDA to be in the range of $87 million to $91 million

•	Adventure Adjusted EBITDA to be in the range of $14 million to $16 million

•	Real Estate Adjusted EBITDA to be in the range of $9 million to $10 million

•	Net Loss Attributable to Intrawest Resorts Holdings, Inc. to be in the range of $16 million to $6 million

*Note: Totals above may not add due to rounding.

Factors and assumptions impacting the Company’s outlook for fiscal 2015 compared to prior year results include: acquisition of the remaining 50% interest in Blue Mountain Ski Resort; $4.0 million of incremental public company costs; $1.5 million related to increased eCommerce software expense and PCI compliance; reduced fire suppression activities; and CAD/USD exchange rate of 1.10. In addition, the Company’s outlook for fiscal 2015 anticipates normal historical weather conditions and a continuation of the current economic environment.

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Webcast and Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Monday, November 10, 2014. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (877) 705-6003 (U.S. and Canada), or (201) 493-6725 for international participants.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on November 10, 2014 through midnight Eastern Time on November 24, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13594517. The archive of the webcast will be available on the Company’s website at ir.intrawest.com for a limited time.

About Intrawest Resorts Holdings, Inc.

Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company owns interests in seven four-season mountain resorts with more than 11,000 skiable acres and over 1,140 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, the Pacific Southwest and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, the leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements

This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort’s dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change; our ability to successfully maintain internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2014, filed with the Securities and Exchange Commission (“SEC”) on September 23, 2014, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

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Contact

Investor Relations

Intrawest Resorts Holdings, Inc.

(303) 749-8370

InvestorRelations@intrawest.com

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INTRAWEST RESORTS HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,
	2014	2013
Revenue	$74,373	$80,561
Operating expenses	98,076	104,196
Depreciation and amortization	14,586	13,145
Loss on remeasurement of equity method investments and disposal of other assets	1,625	397
Loss from operations	(39,914)	(37,177)
Interest expense, net	(9,614)	(81,937)
Loss from equity method investments	(2,251)	(1,591)
Other expense, net	(305)	(172)
Loss before income taxes	(52,084)	(120,877)
Income tax (benefit) expense	(1,986)	701
Net loss	(50,098)	(121,578)
Income attributable to noncontrolling interest	877	436
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(50,975)	$(122,014)

Weighted average shares of common stock outstanding:
Basic and diluted	45,026,124	41,882,000
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(1.13)	$(2.91)

Statement Concerning Non-GAAP Financial Measures

We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

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Mountain Segment (dollars in thousands)

	Three Months Ended September 30,
	2014	2013	Change	% Change
RevPAR	$43.55	$37.18	$6.37	17.1%
ADR	$123.65	$119.83	$3.82	3.2%
Mountain Revenue:
Lift	$3,287	3,194	$93	2.9%
Lodging	9,371	8,217	1,154	14.0%
Ski School	499	533	(34)	(6.4)%
Retail and Rental	6,162	5,590	572	10.2%
Food and Beverage	7,367	6,349	1,018	16.0%
Other	9,627	9,422	205	2.2%
Mountain revenue	$36,313	$33,305	$3,008	9.0%

Mountain Adjusted EBITDA	$(23,994)	$(22,090)	$(1,904)	8.6%

Adventure Segment (dollars in thousands)

	Three Months Ended September 30,
	2014	2013	Change	% Change
Adventure revenue	$22,614	$22,617	$(3)	n/m
Adventure Adjusted EBITDA	$2,135	$3,656	$(1,521)	(41.6)%

Real Estate Segment (dollars in thousands)

	Three Months Ended September 30,
	2014	2013	Change	% Change
Real Estate revenue	$15,071	$13,250	$1,821	13.7%
Real Estate Adjusted EBITDA	$1,747	$1,477	$270	18.3%

Total Reportable Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended September 30,
	2014	2013	Change	% Change
Total reportable segment revenue	$73,998	$69,172	$4,826	7.0%
Total segment Adjusted EBITDA	$(20,112)	$(16,957)	$(3,155)	18.6%

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The following table reconciles from net income (loss) attributable to the Company to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,
	2014	2013
Revenue:
Mountain	$36,313	$33,305
Adventure	22,614	22,617
Real Estate	15,071	13,250
Total reportable segment revenue	73,998	69,172
Legacy, non-core and other revenue	375	11,389
Total revenue	$74,373	$80,561

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(50,975)	$(122,014)
Legacy and other non-core expenses, net	982	3,536
Other operating expenses	1,827	1,527
Depreciation and amortization	14,586	13,145
Loss on remeasurement of equity method investments and disposal of other assets	1,625	397
Interest income	(54)	(449)
Interest expense on third party debt	10,726	16,464
Interest expense on notes payable to affiliates	—	67,105
Loss from equity method investments	2,251	1,591
Pro rata share of Adjusted EBITDA related to equity method investments	982	1,067
Adjusted EBITDA attributable to noncontrolling interest	(1,258)	(635)
Other expense, net	305	172
Income tax (benefit) expense	(1,986)	701
Income attributable to noncontrolling interest	877	436
Total segment Adjusted EBITDA	$(20,112)	$(16,957)

Mountain	$(23,994)	$(22,090)
Adventure	2,135	3,656
Real Estate	1,747	1,477
Segment Adjusted EBITDA	$(20,112)	$(16,957)
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